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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 2012 (June 26, 2013 as to the matters discussed in Note 19), with respect to the consolidated financial statements of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the year ended December 31, 2011 included in the Registration Statement of The Hertz Corporation on Form S-4 filed with the Securities and Exchange Commission on June 26, 2013 and related Prospectus pertaining to the offer to exchange $250,000,000 of 4.250% Senior Notes of The Hertz Corporation.

                      /s/ Ernst & Young LLP

Tulsa, Oklahoma
June 26, 2013

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  Exhibit 23.2